Exhibit (a)(5)(i)

AD-HOC-RELEASE

Software AG Receives Final Regulatory
Clearance Needed for the Acquisition of
webMethods, Inc.

Darmstadt, Germany — May 24, 2007 — Software AG (TecDAX, ISIN DE 0003304002 / SOW), has received clearance from the Committee on Foreign Investment in the United States (CFIUS) for its proposed acquisition of webMethods, Inc. (NASDAQ: WEBM), the final regulatory clearance needed in connection with the acquisition. As previously announced, the acquisition received antitrust clearance earlier this month from the U.S. Federal Trade Commission and the German Federal Cartel Office. Software AG’s tender offer for all of the outstanding shares of webMethods is scheduled to expire at 12:00 midnight, New York City time, on Friday, May 25, 2007. webMethods stockholders should contact Morrow & Co., the information agent for the tender offer, at (800) 622-5200 for instructions on how to tender their shares or to obtain the offer to purchase and related materials.

Contact for Software AG:

Otmar F. Winzig	Norbert Eder
Vice President Investor Relations	Vice President Corporate Communications
press@softwareag.com	press@softwareag.com
Phone +49 (0) 6151 92-1699	Phone +49 (0) 6151 92-1146
Fax +49 (0) 6151 92-1191	Fax +49 (0) 6151 92-1444

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of webMethods common stock are being made pursuant to an Offer to Purchase and related materials that Software AG, Software AG, Inc. and Wizard Acquisition, Inc. filed with the SEC on Schedule TO on April 18, 2007. A Solicitation/Recommendation statement with respect to the tender offer has been filed by webMethods with the SEC. Investors and security holders may obtain copies of the tender offer statement and Solicitation/Recommendation statement at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents filed with the SEC by Software AG are available free of charge by contacting Morrow & Co., the information agent for the tender offer, toll free at (800) 662-5200 or by e-mail at tender.info@morrowco.com, and the Solicitation/Recommendation statement and other documents filed with the SEC by webMethods are available free of charge by contacting webMethods Investor Relations at (703) 460-5822. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.